EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES JUNE CASH DISTRIBUTION

Dallas, Texas, June 17, 2024 – Argent Trust Company, as Trustee of the Cross Timbers Royalty Trust (the “Trust”) (NYSE: CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.030174 per unit, payable on July 15, 2024, to unitholders of record on June 28, 2024. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)

Current Month Distribution	12,000	10,000	$84.42	$8.14

Prior Month Distribution	17,000	70,000	$76.32	$4.64

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Current Month Distribution

XTO Energy has advised the Trustee of a volume only correction in the current month for underlying sales volumes recorded in the prior month for the Oklahoma Royalty Interest net profits interests. Excluding this volume correction, underlying gas sales volumes would have been 22,000 Mcf for the current month and 58,000 Mcf for the prior month and the average gas price would have been $3.57 per Mcf for the current month and $5.65 for the prior month. This had no effect on the cash distribution in the current or prior month.

Excess Costs

XTO Energy has advised the Trustee that excess costs increased by $21,000 on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests total $3,530,000, including accrued interest of $956,000.

XTO Energy has advised the Trustee that excess costs increased by $48,000 on properties underlying the Oklahoma Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Oklahoma Working Interest net profits interests total $202,000, including accrued interest of $10,000.

For more information on the Trust, including the annual tax information, distribution amounts, and historical press releases, please visit our website at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Director of Royalty Trust Services Argent Trust Company, Trustee 855-588-7839